EXHIBIT 10.17

STANLEY BLACK & DECKER, INC.
Deferred Compensation Plan
Relating to
Long-Term Performance Awards

The purpose of the Plan is to give certain participants in the 2018 Omnibus Plan the opportunity to defer the receipt of Shares payable pursuant to Performance Awards for tax or other reasons suited to the Participant’s own financial strategies. The Plan is intended to, and shall be interpreted to, comply in all respects with Section 409A, and those provisions of ERISA that are applicable to an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees.”

1.    Eligibility. Only Eligible Employees shall be permitted to participate in the Plan.
2.    Time and Form of Election.
(a)    Except as otherwise permitted by Section 409A, no later than December 31 of the calendar year immediately preceding the first day of the applicable Measurement Period, commencing with grants to be made in fiscal year 2019, each Participant may elect to participate in the Plan by directing that a percentage of the Shares earned in respect of the applicable Performance Award shall, at the time such Shares are deemed earned under the 2018 Omnibus Plan, be credited to the Participant’s Account.
(b)    An election to participate in the Plan shall be made by written notice executed by the Participant and filed with the Plan Administrator, and such deferral election shall apply only to Performance Awards granted in respect of the Measurement Period to which such election form relates. The time period during which elections to participate in the Plan will be accepted for each enrollment period will be established by the Plan Administrator in accordance with Section 409A. To be effective, a Participant’s election form must specify the percentage of his or her Shares to be deferred, select the time of distribution of the Shares deferred, and provide such other information as the Plan Administrator may require. Amounts credited to a Participant’s Account shall be distributed only in accordance with the terms of the Plan and the applicable election form, subject in all cases to Section 409A.
(c)    Participants may not change or revoke their election for a given deferral period after the enrollment period for such deferral period has ended, except that a Participant may cancel his or her election form due to a medically determinable physical or mental impairment that can be expected to result in death, or can be expected to last for a continuous period of not less than 6 months, provided that such cancellation occurs by the later of (i) the end of the Participant’s taxable year in which the Participant incurs such impairment or (ii) the 15th day of the third month following the date on which the Participant incurs such impairment. In addition, the Plan Administrator may, in its sole discretion and at the request of the Participant, cancel a Participant’s election form for a given deferral period upon a finding that the Participant has suffered an Unforeseeable Emergency Event.
3.    Participants’ Accounts. When a Performance Award with respect to which a Participant has made a deferral election is deemed earned in accordance with the applicable Award Agreement (as defined in the 2018 Omnibus Plan), the portion of the Performance Award that the Participant elected to defer (i.e., the percentage of the number of Shares earned with respect to the underlying Performance Award) shall be credited to the Participant’s Account. The Participant shall always be 100% vested in the value of his or her Participant’s Account.
4.     Rights as a Stockholder; Dividend Equivalents. The Participant shall not have any interest in any Shares deferred under the Plan until such Shares have been distributed and issued to the Participant, other than the right to receive dividend equivalents or other distributions on earned Shares that the Participant would have otherwise been entitled to receive in respect of the Shares had the Participant been the owner of such Shares on the applicable record date. Any such dividend equivalents or other distributions shall be paid on a quarterly basis.
5.    Distribution from Accounts. In General. The balance of the Participant’s Account under this Plan shall become payable upon the earliest to occur of (i) the Participant’s Separation from Service with the Company, (ii) the occurrence of a Change in Control, (iii) the Participant becoming Disabled, or (iv) an Unforeseeable Emergency Event, with such balance, in each case, to be distributed in accordance with the terms of this Plan and the Participant’s election form, subject in all cases to compliance with Section 409A. Upon distribution, Shares will be rounded to the nearest whole Share.
(a)    Distribution upon Separation from Service (other than death or as a result of the Participant becoming Disabled). If the Participant incurs a Separation from Service (other than death or as a result of the Participant becoming Disabled), the balance of the Participant’s Account shall be distributed in accordance with the Participant’s election form.
(b)    Distribution upon death or the Participant becoming Disabled. If the Participant dies or becomes Disabled prior to the entire balance of the Participant’s Account being distributed, the then-undistributed balance of the Participant’s Account shall be distributed in accordance with the Participant’s election form.
(c)    Distribution upon Change in Control. Notwithstanding any of the preceding provisions of the Plan, as soon as administratively practicable following any Change in Control of the Company, but in no event later than 30 days following such Change in Control, a lump sum payment shall be made, in cash, with respect to each Participant’s then-undistributed Account balance. For purposes of calculating the amount of such payment, any Shares credited to any Participant’s Account as of immediately prior to the Change in Control shall be valued at the closing price of such Share as reported on the New York Stock Exchange Composite Transactions on the trading date immediately preceding the effective date of the Change in Control.
(d)    Distribution in connection with an Unforeseeable Emergency Event. In the event the Participant has suffered an Unforeseeable Emergency Event, the Plan Administrator may, at the request of the Participant, accelerate distribution of the Participant’s Account (a “Hardship Distribution”), subject to the following conditions:
(i) The request to take a Hardship Distribution shall be made by filing a form provided by and filed with the Plan Administrator prior to the end of any calendar month.
(ii) Upon a finding that the Participant has suffered an Unforeseeable Emergency Event, the Plan Administrator may, at the request of the Participant, accelerate distribution of the Participant’s Account and/or approve cancellation of current deferral elections under the Plan in the amount reasonably necessary to alleviate such Unforeseeable Emergency Event. The amount distributed shall not exceed the amount necessary to satisfy such Unforeseeable Emergency Event, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

(iii) The amount (if any) determined by the Plan Administrator as a Hardship Distribution shall be settled in Shares as soon as practicable, and no later than the end of the calendar month in which the Hardship Distribution determination is made by the Plan Administrator.

6.    Miscellaneous.
(a)    The right of a Participant to receive any amount in the Participant’s Account shall not be transferable or assignable by the Participant, except by will or by the laws of descent and distribution, and no part of such amount shall be subject to attachment or other legal process.

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(b)     The Company shall not be required to reserve or otherwise set aside funds, Shares or other amounts for the payment of its obligations hereunder. Any benefits paid under the Plan shall be paid from the general assets of the Company, and the Participant and any beneficiary or their heirs or successors shall be no more than unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder. It is the intention of the Company that the Plan is unfunded for purposes of ERISA and the Code.
(c)     To the extent that registration of the Shares under the Securities Act of 1933 shall be required prior to their distribution, the Company will undertake to either file a registration statement relating to such Shares or include such Shares in another registration statement to be filed within a reasonable time.
(d)     The Plan Administrator shall administer and interpret the Plan and make all determinations deemed necessary or desirable for the Plan’s implementation. Notwithstanding anything in the Plan to the contrary, unless and until the Committee determines otherwise, the Company’s Chief Human Resources Officer shall have the authority to identify which of the Company’s employees are Eligible Employees under the Plan.
(e)     The Committee may at any time amend or modify the Plan. Notwithstanding the foregoing, no amendment or modification (other than an amendment or modification as necessary to comply with Section 409A) shall impair the rights of a Participant with respect to the Participant’s Account balance without the Participant’s prior written consent. The Committee reserves the right to terminate the Plan with respect to all applicable Participants at any time. In the event of a Plan termination, no new deferral elections shall be permitted for the affected Participants; however, after the Plan termination, the balance of Participants’ Accounts shall continue to be credited with deferrals attributable to any valid deferral election that was in effect prior to such Plan termination to the extent deemed necessary to comply with Section 409A. In addition, following a Plan termination, Participants’ Account balances shall remain in the Plan and shall not be distributed until such amounts become eligible for distribution in accordance with the other applicable provisions of the Plan and the applicable election forms. Notwithstanding the immediately preceding sentence, to the extent permitted by Treas. Reg. §1.409A-3(j)(4)(ix) or as otherwise permitted under Section 409A, the Committee may provide that, upon termination of the Plan, all Participants’ Accounts shall be distributed, subject to and in accordance with any rules established by the Plan Administrator deemed necessary to comply with the applicable requirements and limitations of Section 409A.
(f)     Each Participant will receive an annual statement indicating the number of Shares credited to the Participant’s Account as of the end of the preceding calendar year.
(g)     If adjustments are made to outstanding Shares or to the capital structure of the Company as a result of stock dividends, stock splits or combinations, recapitalizations, mergers, consolidations, exchange offers, issuer tender offers, extraordinary cash dividends, or similar event or transaction, the Committee shall make an appropriate adjustment to the balance of the Participant’s Account in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. Any such action taken by the Committee shall be final and binding on the Participant.
7.    Withholding. The Participant shall make appropriate arrangements with the Company for satisfaction of any federal, state and/or local income tax withholding requirements, Social Security and other employee tax or other requirements applicable to the granting, crediting, vesting or payment of benefits under the Plan. Shares credited to the Participant’s Account shall be net of any Shares withheld by the Company to cover any applicable payroll tax withholding obligations incurred upon the vesting of the Performance Award to which such Shares relate. In addition, there shall be deducted from each distribution made under the Plan or any other compensation payable to the Participant (or beneficiary) all taxes that are required to be withheld by the Company in respect to such payment. The Company shall satisfy all applicable payroll tax withholding obligations associated with the vesting of any Performance Award, and any applicable income tax withholding obligations associated with the distribution of Shares from the Participant’s Account, by withholding a number of Shares having a fair market value equal to the amount of the applicable tax withholding obligation determined by the Company under applicable tax law, with such fair market value being determined as of the date such tax withholding obligation(s) are incurred.

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8.    Claims Procedure. If a claim for benefits under the Plan has been denied, any Participant, former Participant or beneficiary may file a written claim with the Plan Administrator setting forth the nature of the benefit claimed, the amount thereof, and the basis for claiming entitlement to such benefit.  The Plan Administrator shall respond in writing to such a request within 60 days (or within 45 days in the case of claims related to disability benefits) following his or her receipt of the request. The Plan Administrator may, however, extend the reply period for up to an additional 60 days (or an additional 45 days in the case of claims related to disability benefits) following the termination of the initial reply period for reasonable cause. In the event the claim is wholly or partially denied, the Plan Administrator’s response shall be written in a manner calculated to be understood by the Participant or beneficiary, as applicable, and shall set forth:

(i)	the specific reason or reasons for any denial of benefits;

(ii)	specific references to the provision or provisions of the Plan on which the denial is based;

(iii)
a description of any additional information or material necessary for the Participant or beneficiary to improve his or her claim, and an explanation of why such information or material is necessary; and

(iv)
an explanation of the Plan’s claims review procedure and other appropriate information as to the steps to be taken if the Participant or beneficiary wishes to appeal the Plan Administrator’s denial of the claim.

In the event a Participant or its beneficiary wishes to appeal the denial of the Participant’s claim, he or she may file a written appeal with the Committee within 60 days after receiving the Plan Administrator’s denial. Such Participant (or his duly authorized legal representative) may, upon written request to the Committee, review any documents pertinent to his claim, and submit in writing issues and comments in support of his position. The Committee shall respond in writing to such an appeal and notify the Participant of its final decision within 60 days of its receipt of the appeal. The Committee may, however, extend its decision period for up to an additional 60 days for reasonable cause. The Committee’s response shall be written in a manner calculated to be understood by the Participant or beneficiary, and shall both set forth the specific reasons for its decision and refer to the specific provision or provisions of the Plan on which its decision is based. The decision of the Committee on the appeal will be final, binding and conclusive upon all parties thereto.

9.    Section 409A. The Plan is intended to provide for the deferral of compensation in full compliance with Section 409A. The Plan shall be construed in a manner to give effect to such intention. Each payment made under the Plan shall be considered a “separate payment” for purposes of Section 409A. Notwithstanding any other provision of the Plan, if payment of benefits under the Plan to a Participant who is a Specified Employee would be deemed to be on account of his separation from service under Section 409A, no payments shall be made to such Specified Employee within six months after such Specified Employee’s separation from service. Notwithstanding the foregoing, the Company makes no commitment or guarantee to any Participant that any federal, state and/or local tax treatment will apply or be available to any person eligible for benefits under the Plan and assume no liability whatsoever for the tax consequences to any Participant.

10.    Definitions.
(a)    “2018 Omnibus Plan” means the Company’s 2018 Omnibus Award Plan, as amended from time to time, or any successor plan.

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(b)     “Change in Control” means a “change in the ownership” or a “change in the effective control” of the Company, or a “change in the ownership of a substantial portion of the Company’s assets” (each within the meaning of Section 409A).
(c)    “Code” means the Internal Revenue Code of 1986, as amended.
(d)    “Committee” means the Compensation & Talent Development Committee of the Company’s Board of Directors.
(e)     “Company” means Stanley Black & Decker, Inc. and its successors.
(f)    “Disabled” means the Plan Administrator’s determination that the Participant has incurred a disability within the meaning of Treas. Reg. Section 1.409A-3(i)(4). The determination as to whether the Participant has become Disabled shall be made by the Plan Administrator in its sole discretion, and any such determination shall be final and binding on the Participant.
(g)    “Eligible Employee” means any employee of the Company who (i) receives a Performance Award under the 2018 Omnibus Plan pursuant to which Shares may be issued, (ii) is determined by the Plan Administrator to be a “management or highly compensated employee” within the meaning of ERISA, (iii) is subject to U.S. tax, and (iv) is (A) an Executive Officer or (B) selected by the Company’s Chief Human Resources Officer to participate in the Plan.
(h)    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(i)    “Executive Officers” means those individuals who have been designated by the Board of Directors as “executive officers” of the Company, as such term is defined in Rule 3b-7 of the Securities Exchange Act of 1934.
(j)    “Measurement Period” means the period during which the performance criteria applicable to a Performance Award is measured, as such period is defined or described in the Award Agreement (as defined in the 2018 Omnibus Plan) applicable to such Performance Award.
(k)    “Participant” means each Eligible Employee who elects to participate in the Plan.
(l)    “Participant’s Account” means the deferred compensation bookkeeping account established under the Plan with respect to each Participant.
(m)    “Performance Award” means a Share-settled long-term performance award granted under the 2018 Omnibus Plan.
(n)    “Plan Administrator” means the Committee, or any subcommittee or individual to whom the Committee has delegated its authority and responsibilities with respect to administration of the Plan.
(o)     “Plan” means the Stanley Black & Decker, Inc. Deferred Compensation Plan Relating to Long-Term Performance Awards, as amended from time to time.
(p)     “Section 409A” means section 409A of the Code, and any proposed, temporary or final regulations, or any other guidance, promulgated with respect to section 409A by the U.S. Department of Treasury or the Internal Revenue Service.
(q)    “Separation from Service” means a “separation from service” defined in Treas. Reg. Section 1.409A-1(h)(1) or such other regulation or guidance issued under Section 409A.
(r)    “Share” means a share of the Company’s common stock, par value $2.50 per share.
(s)     “Specified Employee” means a “specified employee” of the Company or any affiliate, as defined in Treas. Reg. Section 1.409A-1(i).

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(t)     “Unforeseeable Emergency Event” means an “unforeseeable emergency” (as defined in Treas. Reg. Section 1.409A-3(i)(3)), as determined by the Plan Administrator in its sole discretion in accordance with such Section.

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